EXHIBIT 99.1

Gentor Resources, Inc.

PRESS RELEASE

Gentor Announces Financing

Toronto, Canada – July 18, 2011 - Gentor Resources, Inc. ("Gentor" or the "Company") (OTCQB – "GNTO") announces that it has engaged a Canadian securities dealer to act as lead agent, together with a syndicate of agents to be mutually determined, to sell on a "best efforts" private placement basis units of the Company at a price of Cdn$1.00 per unit for gross proceeds of a minimum of Cdn$1.0 million and a maximum of Cdn$4.0 million (the "Financing").  Each such unit will consist of one common share of the Company and one-half of one warrant of the Company, with each full warrant entitling the holder to purchase one common share of the Company at a price of Cdn$1.25 for a period of one year from the closing of the Financing.

The Company intends to use the net proceeds from the Financing for exploration and development activities related to the Company’s mineral properties in Oman and for working capital and general corporate purposes.  The closing of the Financing is subject to the receipt of all necessary approvals.

These securities have not been and will not be registered under the United States Securities Act of 1933, as amended, (the "U.S. Securities Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States or to U.S. Persons.

Cautionary Notes

This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, that relate to the proposed Financing and events or developments that the Company expects to occur, are forward-looking statements.  Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans" "anticipates", "believes", "understands", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur.  Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include failure to enter into definitive documentation in respect of, or complete, the proposed Financing and the need to satisfy regulatory and legal requirements with respect to the proposed Financing.

For further information, please visit our website at www.gentorresources.com, or contact: Dr. Peter Ruxton, President & CEO, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice President, Toronto, Ontario, Tel: (416) 366-2221 or 1 (800) 714-7938.